Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-185632, 333-206788, and 333-215643) of Nexstar Media Group, Inc. of our report dated February 26, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10 K.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
February 26, 2019